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MyRadar is an AI-focused software company empowering 15M+ users with an app that anticipates weather & environmental threats. As our next big move, we're in the process of building a constellation of satellites that will monitor Earth from orbit!

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This Reg A+ Test the Waters offering is made available through StartEngine Primary, LLC. This potential investment is speculative, illiquid, and involves a high degree of risk, including the possible loss of your entire investment. This potential investment, if any, may be made through StartEngine Primary, LLC.


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Little Satellites
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REASONS TO INVEST

- MYRADAR: An app trusted by millions daily utilizing AI rain prediction algorithms as well as additional valuable features. Stay ahead of the weather & other dangers with our continually growing app.

- phenomena, including rain, wildfires, hyper-accurate cloud prediction, road weather conditions, & more.

- GOING TO SPACE: We're building our own satellites to better observe the world from above using AI software "at the edge" to monitor the planet & alert users of the dangers below, increasing the value of our services.

- ESTABLISHED & EXPERIENCED: MyRadar was established in 2009 and continues on a mission to keep innovating and provide users with an unparalleled range of imagery, data, and services.

AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM FOUND HERE.

ACME AtronOmatic, Inc IS TESTING THE WATERS UNDER TIER 2 OF REGULATION A. NO MONEY OR OTHER

CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. "RESERVING" SECURITIES IS SIMPLY AN INDICATION OF INTEREST. THERE IS NO BINDING COMMITMENT FOR INVESTORS THAT RESERVE SHARES IN THIS MANNER TO ULTIMATELY INVEST AND PURCHASE THE SHARES RESERVED OF THE COMPANY, OR TO PURCHASE ANY SHARES OF THE COMPANY WHATSOEVER.

THIS WEBPAGE MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS "ESTIMATE," "PROJECT," "BELIEVE," "ANTICIPATE," "INTEND," "EXPECT", "CAN" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

ABOUT

HEADQUARTERS
111 W Jefferson St Ste 200
Orlando, FL 32801

WEBSITE
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MyRadar is an AI-focused software company empowering 15M+ users with an app that anticipates weather & environmental threats. As our next big move, we're in the process of building a constellation of satellites that will monitor Earth from orbit!

TEAM



MYRADAR

Andrew Green • Founder, CEO and Director
In 1989, Andy Green started one of the world's first public-access Internet Service providers. He sold this service in 1998. In 2000, Green formed an Internet-based aviation information services company, known today as ACME AtronOmatic, LLC. For hi...
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Sarvesh Garimella • CTO, Chief Scientist
Dr. Sarvesh Garimella bridges AI, atmospheric science, and instrument development. He leads research & innovation at MyRadar, with a BS from Caltech and an SM and PhD from MIT, focusing on climate, clouds, & machine learning. During his doctoral studies at MI...
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Chandler Heitmann • Chief Operating Officer
Chandler Heitmann, a Florida native and Florida State University Criminology graduate, managed a successful mayoral campaign in Naples. Later, she transitioned to the sports



industry with the Orlando Magic. She's now MyRadar's COO, overseeing all operational ...
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ALL UPDATES

07.01.24

HORIS-1 Passes First Round Vibration Tests!

HORIS-1 Passes First Round of Vibration Testing!

We certainly expected it to, but it's nice to have confirmation that our HORIS-1 engineering prototype successfully passed its first round of vibration testing! This test is essentially a rigorous shake and jitter test that subjects the prototype to the same types of forces that it would encounter on an actual rocket launch. It's important to go through this round of testing to ensure that the design is solid and that nothing comes apart or malfunctions on its way into orbit. The structure held up well, and key components were tested after-the-fact to ensure that they were all functioning properly and within specifications!

Work continues on the satellite as we progress to the final launch version. As we complete more of the satellite - including its deployable solar panels - we'll subject the satellite to a final round of vibration testing just to be sure. There will also be some RF testing in the interim to ensure that we can successfully communicate with the ground station equipment, and we'll post an update once that is complete, as well. So far things have gone pretty smoothly!

We'll keep everyone updated...!





(The image above depicts a prototype of a future product. The product is still currently under development and is not yet available on the market.)

ACME AtronOmatic, Inc IS TESTING THE WATERS UNDER TIER 2 OF REGULATION A. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. "RESERVING" SECURITIES IS SIMPLY AN INDICATION OF INTEREST. THERE IS NO BINDING COMMITMENT FOR INVESTORS THAT RESERVE SHARES IN THIS MANNER TO ULTIMATELY INVEST AND PURCHASE THE SHARES RESERVED OF THE COMPANY, OR TO PURCHASE ANY SHARES OF THE COMPANY WHATSOEVER.

06.17.24

R&D for Navy Helps Improve MyRadar


NEXRAD
RADAR

Work Done for the Navy Helps Improve MyRadar's Nowcasting

As we mentioned in a previous update, MyRadar has successfully completed a Phase I contract for the Navy; they liked us so much that they elected to take us up on additional work for that Phase I's optional contract, and we have been selected for funding for a Phase II followup contract (currently still in final negotiations).

As part of the contract, we've partnered with the Space Science and Engineering Center (SSEC) at the University of Wisconsin-Madison to develop a unique new way of employing artificial intelligence to take output satellite imagery and fuse it with numerical weather prediction (NWP) output from the Global Forecasting System (GFS). What's unique about this system is that, whereas most AI models are limited to horizontal domain sizes on which they train, our system is designed specifically to be flexible enough to handle almost any sized problem. In the laboratory setting, this system is superior to existing nowcasting solutions.

Essentially, not only can this system we're developing be used for accurate volumetric cloud prediction, it can also be used to help further improve MyRadar's already industry-leading rain prediction system - not only improving its accuracy, but also helping us extend the timeline to go even further out than an hour. Ultimately, we intend on delivering a state-of-the-art solution that can provide accurate and timely nowcasting solutions on clouds, precipitation, and severe weather for a truly unified nowcasting experience.

MyRadar expects to implement this improved functionality into the app later this year!

ACME AtronOmatic, Inc IS TESTING THE WATERS UNDER TIER 2 OF REGULATION A. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. "RESERVING" SECURITIES IS SIMPLY AN INDICATION OF INTEREST. THERE IS NO BINDING COMMITMENT FOR INVESTORS THAT RESERVE SHARES IN THIS MANNER TO ULTIMATELY INVEST AND PURCHASE THE SHARES RESERVED OF THE COMPANY, OR TO PURCHASE ANY SHARES OF THE COMPANY WHATSOEVER.

06.10.24

MyRadar Featured on PBS News Hour


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MyRadar was featured on a recent episode of PBS News Hour! In a segment discussing the potential benefits from Artificial Intelligence, the segment covers MyRadar's HORIS satellite constellation and discusses how it uses AI "at the edge", in orbit, to monitor the ground below for early detection and mitigation of wildfires and other natural disasters. The segment definitely helps us tell the story of our mission here at the company and gives our scientists and engineers a chance to share information on our exciting and potentially life-saving projects.

Click to watch the video below!

06.04.24

MyRadar Selected for Navy Phase II



MyRadar has been selected for a STTR Phase II contract and is currently finalizing negotiations with the Office of Naval Research. This Phase II is a continuation of the original Phase I contract that was previously awarded and successfully completed earlier this year in partnership with the Space Science and Engineering Center (SSEC) of the University of Wisconsin-Madison. As part of the successful completion, we have received funding to bridge the end of the Phase I and the beginning of the Phase II later this year.

The contract is to develop a highly advanced AI/Machine Learning algorithm for full 4-D (space + time) cloud forecasting. The end results will be the ability to predict actual cloud formation and development in a full 3-D space within a given time horizon.

In addition to being able to detect cloud formation and movement, the work done under this project will be directly applicable to our existing NEXRAD/Radar nowcasting, allowing us to improve our already industry-leading rain prediction system even further by extending its useful time horizon and improve overall

accuracy above and beyond our current capabilities.

The results of this research will be available to MyRadar's commercial customers, governmental partners, and users directly through the MyRadar mobile app, our API offerings, and further custom solutions tailored to meet individual users' needs.

ACME AtronOmatic, Inc IS TESTING THE WATERS UNDER TIER 2 OF REGULATION A. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. "RESERVING" SECURITIES IS SIMPLY AN INDICATION OF INTEREST. THERE IS NO BINDING COMMITMENT FOR INVESTORS THAT RESERVE SHARES IN THIS MANNER TO ULTIMATELY INVEST AND PURCHASE THE SHARES RESERVED OF THE COMPANY, OR TO PURCHASE ANY SHARES OF THE COMPANY WHATSOEVER.

05.23.24

MyRadar selected as XPRIZE Wildfire Qualified Team

We're really excited to announce that MyRadar has been selected as 1 of 20 finalists in the XPRIZE Wildfire contest!

XPRIZE Wildfire is a 4-year, $11 million competition incentivizing the innovation of firefighting technologies that will end destructive wildfires so that humanity and beneficial wildfire can safely co-exist. The prize aims to transform current wildfire management approaches through the development of new technologies that can rapidly and accurately detect, characterize, and respond to wildfires before they become destructive.


Introducing the Future of Firefighting: XPRIZE Wildfire | ...
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WILDFIRES
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MyRadar's contribution to the competition will utilize the company's patented satellite technology to detect wildfires from orbit and to quickly alert authorities on the ground to help aid in mitigation and planning.

As part of the successful selection, MyRadar will receive a portion of an initial $750,000 prize split among the 20 selected teams.

The MyRadar team here is incredibly excited to be recognized as a participant in the competition; the work we will do for this project aligns perfectly with the broader mission for the HORIS constellation, and our activities in the competition will help us highlight just one of the major capabilities of the satellites once they are in orbit.

For more information on XPRIZE Wildfire, click to https://www.xprize.org/prizes/wildfire

XPRIZE Wildfire qualified teams announcement https://www.xprize.org/prizes/wildfire/articles/announcing-the-xprize-wildfire-space-based-qualified-teams

MyRadar XPRIZE Announcement https://finance.yahoo.com/news/myradar-selected-qualified-team-xprize-160700302.html

A reminder that MyRadar is considering moving forward with a new Reg A+ crowdfunding raise through StartEngine, so stay tuned to https://www.startengine.com/offering/acmeatronomatic for news and details, and feel free to reserve your shares now! There's a 5% bonus for people who reserve interest during this period!

ACME AtronOmatic, Inc IS TESTING THE WATERS UNDER TIER 2 OF REGULATION A. NO MONEY OR OTHER

CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. "RESERVING" SECURITIES IS SIMPLY AN INDICATION OF INTEREST. THERE IS NO BINDING COMMITMENT FOR INVESTORS THAT RESERVE SHARES IN THIS MANNER TO ULTIMATELY INVEST AND PURCHASE THE SHARES RESERVED OF THE COMPANY, OR TO PURCHASE ANY SHARES OF THE COMPANY WHATSOEVER.

05.21.24

Our reservations page on StartEngine is now live!

A lot of exciting things have been happening at the company since we last closed out our successful Regulation CF raise on StartEngine! There was an amazing amount of interest in the company, and we completed our full raise of $5 million. We've been at full speed moving the company forward after the raise, and we have some great news and updates to share; we'll be sharing most of the headline news over the coming weeks on our new Reservations page. As a result of the success of our Reg CF campaign, MyRadar is considering moving forward with a new Reg A+ crowdfunding raise through StartEngine, so stay tuned to https://www.startengine.com/offering/acmeatronomatic for news and details, and feel free to reserve your shares now! There's a 5% bonus for people who reserve interest during this period!

Activity in the app is off to a great start for 2024 as the recent bouts of severe weather in the United States have driven users to MyRadar to help keep them informed and weather-aware. Users turn to us to help them navigate severe weather when it blows through, and in addition to the awareness we provide through our app, we also offer in-depth coverage from our meteorologists and reporters through our app's video portal. We're seeing record activity in video views and social media activity coupled with a significant uptick in usage of the app.

The CarPlay version of the app has been out in the wild for a few months now, and it has garnered a lot of attention in the press.

We also have a number of feature upgrades to MyRadar in the pipeline that are both visually fascinating and practically useful; we'll be detailing some of these upcoming features for our investors in the coming weeks!

We'll also share some updates on our progress and milestones with our HORIS satellite constellation!

Stay tuned to this space, be sure to visit our Reservations site!

ACME AtronOmatic, Inc IS TESTING THE WATERS UNDER TIER 2 OF REGULATION A. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. "RESERVING" SECURITIES IS SIMPLY AN INDICATION OF INTEREST. THERE IS NO BINDING COMMITMENT FOR INVESTORS THAT RESERVE SHARES IN THIS MANNER TO ULTIMATELY INVEST AND PURCHASE THE SHARES RESERVED OF THE COMPANY, OR TO PURCHASE ANY SHARES OF THE COMPANY WHATSOEVER.

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Multiple investments in an offering cannot be combined to qualify for a larger campaign perk. Get rewarded for investing more into ACME Atronomatic.

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Reservation Holders in the Testing the Waters Page will receive 5% bonus shares.

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Sherry Hall
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What are the plans for this product when/if implementation of Project 2025 eliminates NOAA? Wh...
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Still haven't received my subscription. I sent multiple emails the one ones listed here and the original email ...
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Nathan Slippen
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I did not receive my subscription either! I don't understand why something so simple takes so long to activate.

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William Daugherty
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I was told after investing I would receive documentation on my investment but as of this date I ...
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Andy Green
ACME Atronomatic • 12 days ago

Hey William! There are still a handful of people who are not receiving emails from us - try reaching out to me at ...
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Ber Aron
17 days ago

No response from StartEngineAndy@myradar.com. Company contact us emails rejected. I invested 5k an...
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Andy Green
ACME Atronomatic • 12 days ago

Hey Ber! Yep, there are still a handful of people who are not receiving emails from us - try reaching out to me at ...
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Preston Wages
19 days ago

Still have not received member benefits. I have sent emails to startengineAndy@myradar.com...
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Andy Green
ACME Atronomatic • 19 days ago

Hey Preston! There were a few thousand investors and most people are squared away, but the increasing ...
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Brian Freeman
21 days ago

We thought that this included a free MyRadar subscription as well after we invested a while ago but ...
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Andy Green
ACME Atronomatic • 21 days ago

Hey Brian! I did a quick scan and don't see any emails at all from you! Let's try a whole new route; could you ...
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Larry Chavez
a month ago

To whom it may concern....not sure if this is the right place to start but I thought when I invested $1000.00 ...
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Andy Green
ACME Atronomatic • a month ago

Hey there! Please drop us a line to startengineAndy@myradar.com so we can get you take...
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Robert Turner
a month ago

Sorry for the followup. I got on board in December. I made my commitment on Jan 1, 2024 for 425 Shares. ...
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Andy Green
ACME Atronomatic • a month ago

Hey Robert! Contact us directly via startengineAndy@myradar.com and I'll make sure you ...
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Robert Turner
a month ago

I too renewed my MyRadar February 1, 2024 at $19.99. I was curious if it would maybe be paid for next year? ...
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